                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment _____)*

                        Gabriel Technologies Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                  362447 10 4
                                 (CUSIP Number)

                                January 12, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]        Rule 13d-1(b)
         [X]        Rule 13d-1(c)
         [ ]        Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 (the "Act") or otherwise  subject to the liabilities of that section of the
Act, but shall be subject to all other  provisions of the Act (however,  see the
Notes).

----------------------------
CUSIP No.  362447 10 4     -
----------------------------

---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON/
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
           Medico Insurance Company
---------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    2      (a) [   ]
           (b) [ X ]
           (See Instructions)
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Nebraska
--------------------------- ----- ----------------------------------------------
                          -   5    SOLE VOTING POWER
                          -        1,593,750
      NUMBER OF           - ----- ----------------------------------------------
       SHARES             -   6    SHARED VOTING POWER
    BENEFICIALLY          -        0
    OWNED BY EACH         - ----- ----------------------------------------------
      REPORTING           -   7    SOLE DISPOSITIVE POWER
       PERSON             -        1,593,750
        WITH              - ----- ----------------------------------------------
                          -   8    SHARED DISPOSITIVE POWER
                          -        0
--------------------------- ----- ----------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,593,750
---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
           SHARES (See Instructions)  [ ]
           Not Applicable
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           5.9%
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IC
---------- ---------------------------------------------------------------------

Item 1(a) Name of Issuer:

      Gabriel Technologies Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:

      4538 South 140th Street, Omaha, Nebraska 68137

Item 2(a) Name of Person Filing:

      Medico Insurance Company

Item 2(b) Address of Principal Business Office or, if None, Residence:

      1515 S. 75th Street, Omaha, Nebraska 68124

Item 2(c) Citizenship:

      Medico Insurance Company is a Nebraska insurance company.

Item 2(d) Title of Class of Securities:

      Common Stock

Item 2(e) CUSIP Number:

      362447 10 4

Item 3 The Reporting Person is:

      Not Applicable

Item 4 Ownership:

      (a) Amount beneficially owned: 1,593,750

      (b) Percent of class: 5.9%

      (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote: 1,593,750

          (ii) Shared power to vote or direct the vote: 0

          (iii) Sole power to  dispose  or to direct  the  disposition  of:
                1,593,750

          (iv) Shared power to dispose or to direct the disposition of: 0

Item 5 Ownership of Five Percent or Less of a Class:

     Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

     Not Applicable

Item 7 Identification and  Classification  of the Subsidiary Which Acquired the
       Security Being Reported on By the Parent Holding Company:

     Not Applicable

Item 8 Identification and Classification of Members of the Group:

     Not Applicable

Item 9 Notice of Dissolution of Group:

     Not Applicable

Item 10 Certification:

     By signing  below I certify  that,  to the best of my knowledge and belief, the  securities  referred  to above were not  acquired  and are not held for the purpose of or with the effect of  changing  or  influencing  the  control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.

                                                   January 19, 2006
                                        ----------------------------------------
                                                         Date

                                                  /s/ Timothy J. Hall
                                        ----------------------------------------
                                                       Signature

                                               Timothy J. Hall, President
                                        ----------------------------------------
                                                       Name/Title